EMPLOYMENT AGREEMENT
This Employment Agreement is entered into on May 5, 2024 among Cimpress Puerto Rico LLC, a limited liability company incorporated under the laws of the Commonwealth of Puerto Rico (“Cimpress PR”); Cimpress USA Incorporated, a corporation incorporated under the laws of the State of Delaware, USA (“Cimpress USA”); and Robert S. Keane (the “Employee”). Cimpress PR and Cimpress USA are subsidiaries of Cimpress plc, a public limited company incorporated under the laws of Ireland (the “Parent”). The Employee is an employee of both Cimpress PR and Cimpress USA (each an “Employer” and collectively the “Employers”) and Chairman of the board of directors of the Parent, and his work and compensation are allocated between the Employers and Parent as described in this Agreement. However, Puerto Rico is the Employee’s principal place of employment, and Cimpress PR is the Employee’s primary employer.
The parties agree as follows:
1.    Term of Employment. Each Employer agrees to employ the Employee, and the Employee hereby accepts employment with each Employer, upon the terms set forth in this Agreement, for the period commencing on the date of this Agreement and ending upon the termination of the Employee’s employment as set forth in Section 4 below.
2.    Employee’s Services and Location. The Employee shall perform executive management services as Chief Executive Officer and Chairman of the Parent subject to the supervision of, and having such authority as delegated to the Employee by, the Parent’s board of directors. When the Employee is physically located in Puerto Rico, he shall perform such services as an employee of Cimpress PR. When the Employee is physically located anywhere in the world outside of Puerto Rico, he shall perform such services as an employee of Cimpress USA. The Employee shall track the amount of time he spends performing services in each geographic location and shall submit accounts thereof to the Employers on a quarterly basis or such other frequency as each Employer may reasonably request.
3.    Compensation and Benefits.
3.1    Compensation. The board of directors of the Parent, or a subcommittee thereof, determines the Employee’s compensation, which compensation shall be allocated as follows:
(a)    Cimpress PR shall pay the Employee the portion of Employee’s compensation that is attributable to the amount of time he spends working while physically located in Puerto Rico, in accordance with Cimpress PR’s regular payroll practices.

(b)    Cimpress USA shall pay the Employee the portion of Employee’s compensation that is attributable to the amount of time he spends working while physically located anywhere in the world outside of Puerto Rico, other than for his service on the Parent’s board of directors, in accordance with Cimpress USA’s regular payroll practices.

(c)    The Parent shall pay the Employee the portion of Employee’s compensation that is attributable specifically to his service on the Parent’s board of directors, in accordance with the Parent’s regular payroll practices.
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3.2    Other Benefits. The Employee is entitled to participate in the benefit programs, if any, that each Employer establishes and makes available to its employees, to the extent that the Employee is eligible under (and subject to the provisions of) the plan documents governing those programs. In circumstances where the Employers have overlapping benefit programs or one Employer has a benefit program that the other Employer does not, the Employers shall determine which Employer will provide which benefits and notify the Employee of such determination.
3.3    Reimbursement of Expenses. The Employers shall reimburse the Employee for all reasonable travel, entertainment, and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties and services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers, and other supporting information as the Employers may request.
3.4    Withholding. All compensation payable to the Employee is subject to applicable withholding taxes.
4.    Employment Termination. The Employee may terminate his employment with either or both Employers upon not less than 15 calendar days’ prior written notice to the affected Employer(s). Each Employer may terminate its own employment relationship with the Employee upon not less than 15 calendar days’ prior written notice to the Employee. The Employee’s employment terminates automatically without prior notice upon his death.
5.    Other Agreements and Policies. The Employee shall comply with the terms and obligations set forth in all other agreements between the Employee and each Employer, the Parent, and other subsidiaries of the Parent, including but not limited to non-competition, non-solicitation, non-disclosure, proprietary rights and developments, and executive retention agreements. In addition, the Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of each Employer and any changes therein that an Employer may adopt from time to time.
6.    Notices. Any notice delivered under this Agreement is deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable international overnight courier service.
7.    Amendment. This Agreement may be amended or modified only by a written instrument executed by both of the Employers and the Employee.
8.    Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns, including any corporation with which or into which an Employer may be merged or which may succeed to its assets or business, except that the obligations of the Employee are personal and shall not be assigned by him.
9.    Acknowledgment. The Employee represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

10.    Miscellaneous.
10.1    No delay or omission by an Employer in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by an Employer on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
10.2    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.
10.3    In case any provision of this Agreement is invalid, illegal, or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
CIMPRESS PUERTO RICO LLC
By:    /s/Jonathan Chevalier
Name:    Jonathan Chevalier
Title:    Treasurer

CIMPRESS USA INCORPORATED
By:    /s/Sean Quinn
Name:    Sean Quinn
Title:    President

EMPLOYEE
/s/Robert Keane
Robert S. Keane